CASTLE BRANDS INC.

11% SUBORDINATED NOTE DUE 2019
(this “Note”)

March 29, 2017	New York, New York $20,000,000.00

FOR VALUE RECEIVED, the undersigned, Castle Brands Inc., a Florida corporation (the “Company”), promises to pay to the order of Frost Nevada Investments Trust (the “Holder”), the principal sum of Twenty Million Dollars and No Cents ($20,000,000.00) plus interest to the extent and at the rate specified in Section 1 below from and after the date hereof.

1. Payments; Subordination.

a) The unpaid principal balance of this Note, and all accrued but unpaid interest earned hereon, shall be due and payable, without demand or notice, on March 15, 2019 (the “Maturity Date”). The Company will pay interest quarterly on the unpaid balance of this Note in arrears on June 15, September 15, December 15 and March 15 of each year, or if any such day is not a business day, on the next succeeding business day. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first interest payment date shall be June 15, 2017. Interest shall be due and payable, without demand or notice, on such dates, at a rate of eleven percent (11.00%) per annum, (computed on the basis of a 360-day year of twelve (12) thirty (30)-day months) from the date hereof until paid in full.

b) All payments (including payments) of principal or interest made by the Company hereunder shall be made without set off, deduction, or counterclaim on the due date thereof by wire transfer of immediately available funds to the Holder at such account as shall be specified in writing by the Holder to the Company. If payment hereunder becomes due and payable on a day that is not a business day, the payment due date shall be extended to the next succeeding business day.

c) Optional Prepayment. This Note may be prepaid by the Company, in whole or in part, without penalty, at any time.

d) Subordination.  All claims of the Holder to principal, interest and any other amounts owed under this Note are hereby subordinated in right of payment to all indebtedness of the Company existing as of the date hereof.  The Company agrees that until the obligations hereunder have been paid in full, it and its subsidiaries will not create, incur or allow to exist (other than indebtedness existing on the date hereof and amendments to the Company’s indebtedness with ACF Finco I L.P. or affiliates thereof) any indebtedness for borrowed funds which is not subordinated in all respects to the indebtedness under this Note.

2. Representations and Warranties. The Company represents and warrants to the Holder that:

a) It is duly organized, validly existing and in good standing under the laws of the State of Florida;

b) It has full power and legal right to execute and deliver this Note and to perform its obligations hereunder, and its execution and delivery of this Note, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate action and do not conflict with any law or contractual restriction binding upon or affecting it or any of its property or assets, except where such conflict, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect;

c) This Note constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally and subject to the applicability of general principles of equity;

d) No consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Company of this Note that has not been received or made, as applicable; and

e) There are currently no material judgments entered against the Company, and the Company is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority.

3. Events of Default.

a) The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

i) Failure by the Company to pay when due an installment of principal, interest or other amount owing under this Note on or before the date such payment is due, and such failure continues for five (5) days following written notice of such default to the Company;

ii) The Company fails to comply with or perform any other term, obligation, covenant or condition contained in this Note and which failure shall continue for five (5) consecutive days following written notice of such default to the Company;

iii) The Company or Castle Brands (USA) Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“CBUSA”), shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (b) consent to the entry of an order for such relief in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for either the Company or CBUSA, or for all or substantially all of the assets of the Company or CBUSA; or (d) make any general assignment for the benefit of creditors;

iv) There shall have occurred a default by the Company or CBUSA in the payment of principal or interest on any obligation in excess of $50,000 for borrowed money beyond the period of grace, if any, provided with respect thereto or default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of 10 days;

v) A final judgment for the payment of money in excess of $50,000 shall be rendered against the Company or CBUSA and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed;

vi) The non-payment, for any reason, of any check tendered to Holder by the Company; or

vii) The occurrence of a Company Sale. As used herein, “Company Sale” shall mean (A) the sale, transfer or exclusive license of all or substantially all of the assets of the Company, (B) a merger or consolidation of the Company with or into another company, or (C) a sale of outstanding units or securities convertible into the units of the Company (except for transactions in which the Company is raising additional capital), if, in the case of (B) or (C), as a result of such transaction, the holders of the Company’s voting securities immediately prior to the closing of such transaction own less than fifty percent (50%) of the voting securities of the surviving or resulting entity.

b) Upon the occurrence of an Event of Default, all amounts due hereunder, including, without limitation, the unpaid principal balance and accrued and unpaid interest thereon, shall, at the Holder’s option, become immediately due and payable upon written notice to the Company; provided, however, that upon the occurrence of an Event of Default described in Section 3.a)iii), all such amounts shall be immediately due and payable automatically and without written notice or demand by the Holder. Upon the occurrence of an Event of Default, the Holder may additionally exercise any of its other rights and remedies granted hereunder or under applicable law. Such remedies shall be cumulative and concurrent and may be pursued singly, successively or together, at the Holder’s option, and as often as the occasion therefore arises.

4. Miscellaneous.

a) Governing Law. The validity and interpretation of this Note, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Florida.

b) Submission to Jurisdiction. THE COMPANY, AND THE HOLDER BY ITS ACCEPTANCE HEREOF, HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND STATE COURTS SITTING IN MIAMI-DADE COUNTY, FLORIDA IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY; AND (II) WAIVES (A) ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PURCHASER AND FOR ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING AND (B) ANY OBLIGATION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

c) Costs. The Company agrees to pay all cost of collection, including reasonable attorney’s fees (including attorney’s fees on appeal) in case the principal of this Note or any payment on the principal or interest thereon is not paid at the respective maturity thereof, whether suit be brought or not.

d) Presentment. The Company hereby waives presentment, demand for payment (except as expressly required herein), protest, notice of protest, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

e) Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new Note of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold the Company harmless in respect of any such lost, stolen, destroyed or mutilated Note.

f) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or sent by telecopy with confirmation of transmission by the transmitting equipment, four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier, addressed as follows:

If to the Company:
Castle Brands Inc. 122 East 42nd Street, Suite 5000 New York, NY 10168 Attention: Alfred J. Small Facsimile: (646) 356-0222
If to the Holder:
Frost Nevada Investments Trust 4400 Biscayne Boulevard 15th Floor Miami, Florida 33137 Attn: Veronica Miranda Facsimile: (305) 575-6518

g) Severability. If any provision of this Note is held to be invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first above written.

COMPANY:

CASTLE BRANDS INC.

By: /s/ Alfred J. Small

Name: Alfred J. Small
Title:	Senior Vice President, Chief
Financial Officer, Treasurer

and Secretary